UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Micro Component Technology, Inc.
(Name of Registrant as Specified In Its Charter)

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MICRO COMPONENT TECHNOLOGY, INC.

2340 West County Road C

St. Paul, Minnesota 55113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MICRO COMPONENT TECHNOLOGY, INC.

The annual meeting of the shareholders of Micro Component Technology, Inc. will be held at the Marquette Hotel, Minnesota Room, 3rd Floor, 710 Marquette Avenue, Minneapolis, Minnesota, on June 23, 2005, at 3:30 p.m., for the purpose of considering and voting upon the following matters:

1.     To elect a board of five directors for the following year.  The Nominating and Corporate Governance Committee has nominated the following persons for election at the meeting: Roger E. Gower, Patrick Verderico, David M. Sugishita, Donald R. VanLuvanee, and Donald J. Kramer.  D. James Guzy and Dr. Sheldon Buckler will continue as Directors Emeritus of the Company, pursuant to a policy adopted by the Board of Directors.

2.     To amend the Articles of Incorporation of the Company to increase the authorized shares from 40,000,000 to 55,000,000.

3.     To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The directors have fixed the close of business on May 3, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roger E. Gower
Roger E. Gower
President and CEO

St. Paul, Minnesota
May 9, 2005

PLEASE SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY.

YOU MAY NEVERTHELESS VOTE IN PERSON
IF YOU DO ATTEND THE MEETING.

MICRO COMPONENT TECHNOLOGY, INC.

2340 West County Road C

St. Paul, Minnesota 55113

PROXY STATEMENT

Annual Meeting of Shareholders

To be held June 23, 2005

GENERAL

The enclosed Proxy is solicited by the Board of Directors of Micro Component Technology, Inc. (the “Company”) in connection with the annual meeting of the shareholders of the Company to be held on Thursday, June 23, 2005, at 3:30 p.m., or any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of the annual meeting.  Such solicitation is being made by mail and may also be made by directors, officers, and employees of the Company. The Company has engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that is estimated will not exceed $15,000 in the aggregate.  Any Proxy given pursuant to such solicitation may be revoked by the shareholder by communication in writing to the Secretary of the Company at any time prior to exercise of the Proxy.  Proxies may also be revoked by delivery of a later dated Proxy or by voting in person.  Shares represented by Proxies will be voted as specified in such Proxies on any matter identified in the Proxies.  Subject to rules of the Securities and Exchange Commission, shares will be voted in the discretion of the Proxy holders on any other matter that may properly come before the meeting.  Proxies and shareholder votes at the meeting will be tabulated by officers of the Company.

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company.  The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of stock. It is anticipated that these proxy materials will be mailed to the shareholders on or about May 9, 2005.

OUTSTANDING SHARES AND VOTING RIGHTS

Only shareholders of record at the close of business on May 3, 2005, will be entitled to vote at the annual meeting.  On that date, 25,566,514 shares of Common Stock were outstanding.  Shareholders are entitled to one vote for each share of Common Stock held by them.  The Common Stock does not have cumulative voting rights.

ITEM I

ELECTION OF DIRECTORS

Five directors are to be elected at the meeting to hold office until the next annual meeting of shareholders following their election and until their respective successors are elected.  It is the intention of the persons named in the accompanying form of Proxy to nominate and to vote such Proxy for the election of the persons named below.  To be elected as a director, a nominee must receive the affirmative vote of a majority of the shareholders present at the meeting in person or by proxy.  An abstention has the same effect as voting no.

All of the nominees listed below are currently directors and have consented to be named in this Proxy Statement and to serve as directors if elected.  If any such person should be unable to serve, or becomes unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), the Proxy will be voted for such other person or persons as shall be determined by the persons named in the Proxy in accordance with their judgment.  The names and ages of the intended nominees, their current positions with the Company, and the year each first became a director are as follows:

Name and Age	Position	Director Since

Roger E. Gower, 64	Chairman of the Board, President, Chief Executive Officer, Secretary and Director	1995

Patrick Verderico, 61	Director	1992

David M. Sugishita, 57	Director	1994

Donald R. VanLuvanee, 60	Director	1995

Donald J. Kramer, 72	Director	1997

Business Experience of Directors

Roger Gower joined the Company as Chairman of the Board, President, Chief Executive Officer and Director in April, 1995. Prior to that time, Mr. Gower was employed by Datamedia Corporation of Nashua, New Hampshire, a network and PC security software development company, where he served as President and Chief Executive Officer from 1991.  Prior to 1991 he was President and Chief Executive Officer of Intelledex, Inc., a Corvallis, Oregon-based manufacturer of robotic and automation systems for the semiconductor and disk drive manufacturing industries.  Earlier in his career, Mr. Gower served as President of Qume, a $200 million printer manufacturer and wholly-owned subsidiary of ITT, and as a general manager with Texas Instruments.  Mr. Gower holds a BS degree in Electrical Engineering.  Mr. Gower is also a director of August Technologies, Inc.

Patrick Verderico has been a director of the Company since December 1992.  From January 2001 to January 2003, he was Chief Financial Officer of Ubicom, an Internet processor and software company.  He is currently retired from that position.  From July 1997 to November 2000, he was President and Chief Executive Officer of OSE USA, Inc. (formerly known as Integrated Packaging Assembly Corporation), a semiconductor-packaging foundry.  From April 1997 to July 1997, he was Executive Vice President and Chief Operating Officer of that corporation.  Prior to 1997, Mr. Verderico held various executive positions with Maxtor, Creative Technology, Cypress Semiconductor, Philips Semiconductors, and National Semiconductor.  Mr. Verderico is a Certified Public Accountant and a former partner of Coopers & Lybrand (now known as PricewaterhouseCoopers).  He is also a director of OSE USA, Inc.

David M. Sugishita became a director of the Company in August 1994. In December of 2003, Mr. Sugishita joined Peregrine Systems as Executive Vice President, Special Projects. From January 2002 to April 2003, Mr. Sugishita served as Executive Vice President and Chief Financial Officer of Sonic Blue, Inc. From October 2000 to March 2001, Mr. Sugishita was Executive Vice President and Chief Financial Officer of  RightWorks Corporation. From July 1997 to February 2000 he was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation company.  From August 1995 through June 1997, he was Senior Vice President and Chief Financial Officer of Actel Corporation, a manufacturer of field programmable gate arrays devices.  Mr. Sugishita is also a Director of Ditech Communications and Atmel.

Donald R. VanLuvanee became a director of MCT in November 1995 and is currently retired.  He was the President and Chief Executive Officer of Electro Scientific Industries, Inc., a company that designs and manufactures sophisticated manufacturing equipment for the worldwide electronics industry from 1992 to 2002.  From 1991 to July 1992, he was President and Chief Executive Officer of Mechanical Technology Incorporated, a supplier of contract research and development services and a manufacturer of technologically advanced equipment.  He is also a director of FEI Company and AirAdvice Corporation.

Donald J. Kramer was appointed to the board in February 1997.  He was also a director of MCT from 1986 to 1990, and from 1991 through 1995. He is currently a private investor. Until 1996, and for more than five years, he was a principal of TA Associates, a private equity capital firm located in Boston, Massachusetts.  He is also a director of Insignia Systems, Inc.

Directors serve until the next annual meeting of the shareholders at which their successors are elected, or until their prior resignation, removal or incapacity.

Directors Emeritus

D. James Guzy became a director of MCT in July 1993. He has been Chairman of the Arbor Company, a Nevada limited partnership engaged in the electronics and computer industry, since 1969.  Mr. Guzy is also Chairman of the Board of both PLX Technology, Inc. and SRC Computers, Inc, a semiconductor company.  Additionally, Mr. Guzy is a director of Intel Corporation, Cirrus Logic, Inc., Novellus Systems, Inc., LogicVision, Inc., Alliance Capital Management Technology Fund, Davis Selected Group of Mutual Funds and Tessera, Inc.

Dr. Sheldon Buckler has been a director of MCT since March 2000. He served as Vice Chairman of Polaroid Corporation from 1990 until 1994.  From 1995 to 1999, he served as Chairman of Commonwealth Energy Systems, an energy utility.  He currently serves as the Chairman of Lord Corp.  Dr. Buckler served as a director of Aseco Corporation from 1995 until it was acquired by MCT in January 2000.  He is also a director of Parlex Corporation.

Compensation of Directors

Directors are paid out-of-pocket expenses plus $1,500 for each Board meeting which they attend, and $250 for each telephonic Board meeting.  In 2002, the Board agreed to suspend these payments, exclusive of out-of-pocket expenses, and these payments were not reinstated in 2003 or 2004.  In addition, each person who becomes an outside director of the Company is automatically granted an option to purchase 10,000 shares of Common Stock under the Stock Option Plan for Outside Directors.  Each outside director is also automatically granted an option to purchase 10,000 shares of Common Stock upon each re-election as a director, or on the anniversary of the prior year’s grant in any year in which there is no meeting of the shareholders at which directors are elected.  The option price for each option granted under the Plan is the fair market value of the Common Stock on the date the option is granted.  All options granted under the Plan become exercisable in 50 percent increments on the first and second anniversaries of the date of grant.  The options must be exercised within ten years after the date of grant or, if earlier, within 12 months after the director ceases being a director.  However, a director who voluntarily declines to stand for re-election after the age of 60 shall not be required to exercise his or her options within one year, and shall continue to vest in his or her options after ceasing to be a director.  Directors who are employees of the Company receive no compensation for their services as directors.

Meetings and Committees of the Board of Directors

During calendar year 2004, the Company’s Board of Directors met six times.  Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and committees of the Board on which he served.  Each Director also attended the 2004 Annual Shareholders’ Meeting.  Directors are expected to attend substantially all of the meetings of the Board and the Committees on which they serve, except for good cause.  Directors who have excessive absences without good cause will not be nominated for re-election or, in extreme cases, will be asked to resign or be removed.

Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, and the Nominating Committee.

The Audit Committee recommends the selection of the Company’s independent accountants, approves the services performed by such accountants, and reviews and evaluates the Company’s financial and reporting systems and the adequacy of internal controls for compliance with corporate guidelines.  The Audit Committee operates pursuant to a written Charter, which was filed as an appendix to the 2003 Proxy Statement.  The members of the Audit Committee are D. James Guzy, Donald J. Kramer, Donald R. VanLuvanee and Patrick Verderico, each of whom is independent, as that term is defined in the NASD listing standards.  Mr. Verderico has been designated by the Board as the Audit Committee’s financial expert, as that term is defined by rules of the Securities and Exchange Commission (“SEC”).  The Audit Committee met two times in 2004.

On April 8, 2004, the Board created the Nominating and Corporate Governance Committee.  The Committee operates pursuant to a written charter, which was filed as an appendix to the 2004 Proxy Statement.  The Committee reviews and nominates candidates for election to the Company’s Board of Directors, and oversees the Company’s corporate governance policies and practices.  The members of the Committee are D. James Guzy, Donald J. Kramer, Donald R. VanLuvanee and Patrick Verderico, each of whom is independent as that term is defined in the NASD listing standards.

The Nominating and Corporate Governance Committee Charter states that the Committee will evaluate candidates for election as directors using the following criteria: education, reputation, experience, industry knowledge, independence, leadership qualities, personal integrity and such other criteria as the Committee deems relevant.  The Committee will consider candidates recommended by the Board, management, shareholders, and others.  The Charter authorizes the Committee to retain and pay advisors to assist it in identifying and evaluating candidates.

Shareholders who wish to recommend candidates to the Nominating and Corporate Governance Committee should submit the names and qualifications of the candidates to the Committee at least 120 days before the date of the Company’s proxy statement for the previous year’s Annual Meeting.  Submittals should be in writing, addressed to the Committee at the Company’s headquarters.

The Compensation Committee reviews and recommends to the Board compensation arrangements for all executive officers of the Company.  In addition, the Compensation Committee is responsible for administration of the Company’s Incentive Stock Option Plan, the 2004 Incentive Stock Plan, the Employee Stock Purchase Plan, and its cash bonus plans.  The members of the Compensation Committee are D. James Guzy, Donald J. Kramer, Donald R. VanLuvanee and Patrick Verderico, each of whom is independent as that term is defined in the NASD listing standards.  The Compensation Committee met five times in 2004.

Shareholder Communications with the Board

Shareholders may send written communications to the Board or to any individual director at any time.  Communications should be addressed to the Board or the individual director at the address of the Company’s headquarters.  The Board may direct that all of such communications be screened by an employee of the Company for relevance.  The Board will respond to shareholder communications when it deems a response to be appropriate.

Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers, employees, consultants and advisors.  The Code requires honest and ethical conduct, compliance with applicable laws and regulations, avoidance of conflicts of interest, accurate disclosures to the SEC, and prompt reporting of violations of the Code, among other things.  A copy of the Code has been filed with the SEC.

EXECUTIVE OFFICERS

The names and ages of the executive officers, their current positions with the Company, and their years of appointment are as follows:

Name and Age	Position	Officer Since

Roger E. Gower, 64	Chairman of the Board, President, Chief Executive Officer, Secretary and Director	1995

Richard S. Sidell, 61	Chief Technology Officer	2001

Thomas P. Maun, 51	Vice President Finance/Operations and Chief Financial Officer	2002

Christopher Buckley, 38	Senior Vice President of Worldwide Sales	2004

The business experience of Mr. Gower is described in the previous section.

Richard S. Sidell was appointed Chief Technology Officer of the Company effective August 15, 2001.  He joined the Company in January, 2000, when the Company acquired Aseco Corporation.  From September, 1988 until January, 2000, he was Vice President and Chief Technologist at Aseco.  For the ten prior years, he worked at Electro Scientific Industries, Inc., and a company acquired by ESI, in several engineering and management positions, and was involved in the development of laser memory repair equipment for the semiconductor industry.  He was formerly on the faculty at MIT, and holds a doctoral degree in Mechanical Engineering from MIT.

Thomas P. Maun joined MCT as Corporate Controller in December of 2000, and was appointed Vice President of Finance and Chief Financial Officer in July of 2002 and Vice President of Operations in February 2004.  From 1998 to 2000, he was the Vice President and Chief Financial Officer for Cannon Valley Woodwork, a manufacturer and supplier of cabinet and related products.  From 1987 to 1998, he held various financial positions with INCSTAR Corporation, a manufacturer and distributor of medical diagnostic test products.  From 1994 to 1998, Mr. Maun was the Vice President of Finance and Chief Financial Officer for INCSTAR Corporation.  Mr. Maun is a graduate of the University of Minnesota with a BSB degree from the Carlson School of Management.  Mr. Maun began his career with KPMG Peat Marwick and is a Certified Public Accountant in good standing.

Christopher Buckley joined MCT as Senior Vice President of Worldwide Sales in August of 2004.  From 2003 until joining MCT he was Vice President of Business Development with Chippac Incorporated, a full portfolio provider of semiconductor package design, assembly and test.  From 1990 to 2003, Mr. Buckley held various senior level sales positions with ASAT Limited, a certified semiconductor assembly manufacturer and test services provider.  Mr. Buckley is a graduate of Santa Clara University with a BSB degree in economics.

Executive officers serve indefinite terms which expire when their successors are appointed, or until their prior resignation, removal or incapacity.

EXECUTIVE COMPENSATION

Summary Compensation.  The following table contains summary information concerning the annual compensation paid by the Company for the years ended December 31, 2004, 2003 and 2002 to (a) our Chief Executive Officer, and (b) the executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2004 and whose annual salary and bonus for the year ended December 31, 2004 exceeded $100,000:

Name & Principal Position	Annual Compensation			Other Annual Compensation		Number of Shares Underlying Options Granted	All Other Compensation(1)
	Year	Salary and Commission	Bonus

Roger E. Gower,	2004	$262,939	$0	$10,200	(2)	0	$0
Chairman, President, CEO	2003	$233,111	$0	$10,200	(2)	200,000	$3,065
& Secretary	2002	$258,365	$0	$10,200	(2)	11,250	$4,315

Richard S. Sidell	2004	$150,000	$0	$0		0	$0
Chief Technical Officer	2003	$129,615	$0	$0		100,000	$1,812
	2002	$150,972	$20,000	$0		28,750	$5,128

Thomas P. Maun,	2004	$159,852	$0	$0		100,000	$0
Vice President and Chief	2003	$126,691	$0	$0		150,000	$1,831
Financial Officer(3)	2002	$127,777	$15,000	$0		88,436	$4,283

Christopher Buckley,	2004	$126,691	$0	$0		175,000	$0
Senior Vice President
Of Worldwide Sales(4)

(1)   Includes vested retirement plan contributions made by the Company.

(2)   Includes automobile related costs.

(3)   Mr. Maun was appointed as an officer in July 2002.

(4)   Mr. Buckley was appointed as an officer in August 2004.

STOCK OPTIONS

Stock Option Grants.  The following table contains information concerning the grant of stock options during calendar year 2004 to the executive officers named in the Summary Compensation Table:

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Rate of Stock Price Appreciation for Option Term
					5%	10%

Thomas P. Maun	100,000	25.64%	$1.49	4/15/14	$93,705	$237,468
Christopher Buckley	175,000	44.87%	$0.88	8/13/14	$96,850	$245,436

Aggregated Option Exercises and Year-End Option Values. The following table contains information concerning the aggregated option exercises for the year ended December 31, 2004 and the year-end option values for the executive officers named in the Summary Compensation Table:

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End Exercisable/Unexercisable	Value of In-the-Money Unexercised Options at Year-End Exercisable/Unexercisable

Roger E. Gower	0	$0	611,250/0	$0/$0
Richard S. Sidell	0	$0	282,235/0	$0/$0
Thomas P. Maun	0	$0	363,436/0	$0/$0
Christopher Buckley	0	$0	175,000/0	$0/$0

Securities Authorized for Issuance Under Equity Compensation Plans.  The following table contains information concerning the number of shares authorized for issuance under the Company’s equity compensation plans and arrangements as of December 31, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities currently outstanding)
Equity compensation plans approved by shareholders	1,646,046	(1)	$2.80	765,000
Equity compensation plans not approved by shareholders	1,077,500		$1.08	130,000

Total	2,723,546		$2.12	895,000

(1)        Includes 23,485 shares to be issued upon exercise of outstanding options with a weighted-average exercise price of $1.24, assumed by the Company in connection with its acquisition of Aseco Corporation in January 2000.

Agreements with Officers

Effective March 28, 1995, the Company entered into an Employment Agreement with Mr. Gower.  The current agreement may be terminated by either party with 60 days prior written notice.  The agreement will also terminate upon the death, disability or breach of the agreement by Mr. Gower.  In the event Mr. Gower’s employment is terminated by the Company with 60 days prior written notice, the Company will continue to pay Mr. Gower his then current base salary for 12 months thereafter.

Mr. Maun has an Employment Agreement with the Company which provides that in the event of a change in control of the Company which results in the termination of his position as Chief Financial Officer, or a substantial diminution in his responsibilities, he is entitled to receive his then-current base salary and insurance benefits for nine months thereafter.

Mr. Buckley has an Employment Agreement with the Company which provides that in the event of a change in control of the Company which results in the termination of his position as Senior Vice President of Worldwide Sales, or a substantial diminution in his responsibilities, he is entitled to receive his then-current base salary and insurance benefits for nine months thereafter.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview and Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) operates pursuant to a Charter adopted by the Board of Directors on July 9, 1997.  The Charter includes a mission statement which states that the Committee’s mission is to ensure that the Company’s executive officers are compensated consistent with the following philosophy and objectives: (1) to support the Company’s overall business strategy and objectives; (2) to attract, retain and motivate the best executives in the Company’s industry; (3) to promote the Company’s pay-for-performance philosophy; and (4) to ensure that the Company’s compensation programs and practices are of the highest quality and designed with full consideration of all accounting, tax, securities law, and other regulatory requirements.

Pursuant to the Charter, the Committee is appointed by the Board and is comprised of two or more outside directors.  The main duties of the Committee, as described in the Charter, are as follows: (1) review and approve annual base salary and incentive compensation levels, employment agreements, and benefits of the chief executive officer and other key executives; (2) review and assess performance target goals established for bonus plans and determine if goals were achieved at the end of the plan year; (3) act as the administrative committee for the Incentive Stock Option Plan, the 2004 Incentive Stock Plan, the Employee Stock Purchase Plan, and any other incentive or purchase plans established by the Company; (4) consider and approve grants of incentive stock options, nonqualified stock options, restricted stock or any combination to any employee; and (5) prepare the Report of the Compensation Committee for inclusion in the Annual Proxy Statement.

It is the intention of the Committee to utilize a pay-for-performance compensation strategy that is directly related to achievement of the above objectives.  The primary elements of the executive compensation program are base salary, annual incentives, and long-term incentives.

Base Salary

Base salaries of the Company’s executive officers are intended to be competitive with the median base salaries paid by other corporations similar to the Company and to serve as a platform for performance-based (incentive) pay.  Base salaries are determined for executive positions using compensation surveys, taking into account variables such as geography, job comparability, size of the company and nature of the business.  In addition to base salary, executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as other employees.

Annual Incentives

The Committee adopts a bonus plan for its executive officers each year.  Bonus payments are contingent on the performance of the Company.  No bonuses were paid under the plans for the years ended December 31, 2004, 2003 or 2002.  Mr. Sidell and Mr. Maun received a $20,000 and $15,000 bonus in 2002, respectively, not under the bonus plan, for satisfying certain performance milestones.

Long-term Incentives

The 2004 Incentive Stock Plan (successor to the original Incentive Stock Option Plan) is the basis of the Company’s long-term incentive plan for executive officers and other key employees.  The objective of the plan is to align executives’ long-term interests with those of the shareholders by creating a direct incentive for executives to increase stockholder value.  The stock option grants allow executives to purchase shares of Company stock at a price equal to the fair market value of the stock on the date of grant over a term of ten years.  The options generally vest and become exercisable over a period of two to four years following the date of grant.  Restricted stock grants allow executives to earn shares upon the completion of periods of employment with the Company, and/or the satisfaction of performance criteria.  The grant of options and restricted stock is consistent with the Company’s objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained.

The Company also maintains the Employee Stock Purchase Plan, pursuant to which eligible employees can contribute between two and ten percent of their base pay to purchase up to 1,000 shares of Common Stock per year.  The shares are issued by the Company at a price per share equal to 85 percent of market value on the first day of the offering period or the last day of the plan year, whichever is lower.

Chief Executive Officer Compensation

The Committee determines compensation for the Chief Executive Officer on an annual basis.  Mr. Gower’s base salary was established by the Compensation Committee, and became effective in April 2000.  The Committee believes that this base salary is consistent and competitive with salaries paid to Chief Executive Officers of semiconductor manufacturing companies similar in size to the Company.  Mr. Gower received no bonus for the calendar years 2004, 2003 or 2002.

Conclusion

The Committee believes that the executive compensation plan discussed in this Proxy Statement is consistent with the overall corporate strategy for continued growth in earnings and stockholder value.

D. James Guzy

Donald J. Kramer

Donald R. VanLuvanee

Patrick Verderico

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with management.  The Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380).  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants the independent accountants’ independence.  Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

D. James Guzy

Donald J. Kramer

Donald R. VanLuvanee

Patrick Verderico

INDEPENDENT ACCOUNTANTS

Effective November 18, 2003, the Audit Committee dismissed the Company’s previous independent public accountants, Deloitte & Touche LLP (“D&T”).  This dismissal followed the Audit Committee’s decision to seek proposals from other independent auditors to audit the Company’s financial statements for the fiscal years ending December 31, 2003.

Also effective November 18, 2003, the Board of Directors, pursuant to the recommendation of the Audit Committee, approved the retention of Virchow, Krause & Company, LLP (“Virchow Krause”), as the Company’s independent auditors for the audit of the Company’s financial statements for the fiscal year ending December 31, 2003 and 2004.

The audit reports of D&T on the financial statements of the Company as of and for the last two fiscal years ended December 31, 2002 neither contained any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles; except that the audit report on the financial statements for the fiscal year ended December 31, 2002 contained a qualification as to the Company’s ability to continue as a going concern.  During the Company’s two most recent fiscal years ended December 31, 2002, and during the subsequent interim period preceding the replacement of D&T, there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in connection with its reports.  During the two most recent years and the subsequent interim period through November 18, 2003, there were no reportable events, as that term is defined by the SEC.

During the Company’s two most recent fiscal years ended December 31, 2002, and during the subsequent interim period preceding the replacement of D&T, the Company did not consult with Virchow Krause regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

A representative of Virchow Krause is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Virchow Krause and its affiliated firms for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, were $84,000 and $60,000, respectively.  The aggregate fees billed by our prior auditors, D&T, for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, were $3,500 and $3,500, respectively.  The aggregate fees billed by Virchow Krause and its affiliated firms for reviews included in the company’s Forms 10-Q in 2004 and service in connection with other statutory and regulatory filings by the company in that year was $15,000.

The aggregate fees billed by D&T for reviews of the financial statements included in the Company’s Forms 10-Q in 2003, and service in connection with other statutory and regulatory filings by the Company in that year, was $15,750.

Audit-Related Fees

The aggregate fees billed by Virchow Krause in 2004 and 2003 for assurance and related services reasonably related to the performance of the 2003 audit, and not reported under the prior paragraph, were $0 in each year.  The aggregate fees billed by D&T in 2003 for assurance and related services reasonably related to its performance of audits and reviews of the Company’s financial statements, and not reported under the prior paragraph, was $0.

Tax Fees

The aggregate fees billed by Virchow Krause in 2004 and 2003 for professional services for tax compliance, tax advice and tax planning were $54,030.  These services consisted of review of tax provisions for reporting on SEC Form 10-K, preparation of Form 10-K footnotes, and preparation of required tax returns due under applicable law.

All Other Fees

Except for the fees described above, there were no fees billed by Virchow Krause or D&T for products and services in 2004 or 2003.

The Company’s Audit Committee Charter states that before the principal accountant is engaged by the Company to render audit or non-audit services in any year, the engagement will be approved by the Company’s Audit Committee.  All of the services described above were pre-approved by the Company’s Audit Committee.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the five fiscal years beginning December 31, 1998 and ending December 31, 2004, with the cumulative total return on the NASDAQ Stock Market-U.S. Index and the Philadelphia Exchange Semiconductor Sector Index (“SOX”) over the same period (assuming the investment of $100 in the Company’s Stock, the NASDAQ Stock Market-U.S. Index and the SOX Index on December 31, 1998 and the reinvestment of all dividends).

Period Ended	Dec 31, 1999	Dec 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004
Micro Component Technology, Inc.	100	57.50	50.60	14.00	28.80	12.20
NASDAQ Stock Market – U.S. Index	100	60.71	47.93	32.82	49.23	53.46
PHLX Semiconductor Sector Index	100	81.56	74.11	41.05	72.12	61.50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Common Stock as of March 31, 2004 (i) by each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) by each of the Company’s executive officers named in the Summary Compensation table, (iii) by each of the Company’s directors, and (iv) by all of the executive officers and directors as a group:

	Shares Beneficially Owned
Name and Address of Beneficial Owners	Number	Percent

FIVE PERCENT SHAREHOLDERS

Perkins Capital Management, Inc.(1)(2)(3) 730 East Lake Wayzata, MN 55391	5,607,087	20.7%

Wellington Management Company, LLP(1) 73 State Street – 19th Floor Boston, MA 02109	2,700,000	10.6%

Amaranth Advisors LLC(1)(3) Two American Lane Greenwich, CT 06836	1,446,964	5.4%

DIRECTORS AND EXECUTIVE OFFICERS

Roger E. Gower (4)	631,250	2.4%
Richard L. Sidell (4)	286,401	1.1
Thomas P. Maun (4)	514,936	2.0
Christopher Buckley	175,000	*
D. James Guzy (4)(5)	152,472	*
Donald J. Kramer (4)	80,000	*
David M. Sugishita (4)	80,000	*
Donald R. VanLuvanee (4)	100,000	*
Patrick Verderico (4)	55,000	*
Dr. Sheldon Buckler (4)	52,500	*
All directors and executive officers as a group (10 in number) (4)	2,127,559	7.7%

* Denotes less than 1% of shares outstanding.

(1)           Perkins Capital Management, Inc., Wellington Management Company, LLP, and Amaranth Advisors LLC are registered investment advisors.

(2)           Includes shares held for clients and shares held by Perkins Opportunity Fund.

(3)           Includes shares issuable upon conversion of the Company’s 10% Senior Subordinated Convertible Notes.

(4)            Includes shares deemed beneficially owned by virtue of the right to acquire them within 60 days pursuant to exercise of MCT’s stock options as follows: Mr. Gower – 611,250; Mr. Sidell – 282,235; Mr. Maun – 513,436; Mr. Guzy – 100,000; Mr. Kramer – 80,000; Mr. Sugishita - 80,000; Mr. VanLuvanee - 100,000; Mr. Verderico - 55,000; Mr. Buckler - 50,000 and all directors and executive officers as a group – 2,046,921.

(5)           Includes 41,978 shares owned by Arbor Company, of which Mr. Guzy is a general partner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and ten-percent shareholders to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission.  Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company, and written representations from such persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and ten-percent shareholders were complied with for the year ended December 31, 2004, except that one Form 4 was filed late for each outside director of the Company who received an automatic option grant under the Stock Option Plan for Outside Directors at the time he was re-elected at the 2004 Annual Meeting of Shareholders.

ITEM II

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

The Shareholders will be requested at the Annual Meeting to approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 40,000,000 shares to 55,000,000 shares.  The Board of Directors approved the amendment to the Articles of Incorporation on April 25, 2005.

The Company’s Articles of Incorporation currently authorize the Company to issue a total of 40,000,000 of Common Stock, and 1,000,000 shares of Preferred Stock.  There are currently 25,566,514 shares of Common Stock outstanding, and approximately 2,073,235 additional shares of Common Stock have been reserved for issuance to directors, officers, employees, and consultants under the Company’s stock benefit plans and programs, and 12,338,938 shares are reserved for issuance upon conversion of outstanding convertible securities.  This leaves approximately 21,000 shares of Common Stock available.

On April 29, 2005, the Company completed another financing transaction with Laurus Master Fund, Ltd. in which the Company borrowed an additional $2,500,000 from Laurus. The agreement provides for monthly interest payments at a rate equal to prime plus 1.75%.  Beginning six months after the closing, we are required to make monthly payments equal to 1/30th of the principal amount until three years after the closing, at which time the entire remaining principal and accrued interest is due and payable in full.  The loan is convertible into shares of the Company’s common stock at a price of $.23 per share.  The Company also issued Laurus a five-year option to purchase 2,556,651 shares of common stock for a total exercise price of $.01.  The Company received net proceeds of approximately $2.4 million at the closing.   Issuance of shares upon conversion of the note or exercise of the option by Laurus in excess of the 40,000,000 shares of common stock currently authorized in the Company’s Articles of Incorporation is contingent on shareholder approval of an amendment to the Articles of Incorporation increasing the number of authorized shares.  Failure to obtain such approval by July 31, 2005 will be an event of default.

A portion of the additional shares to be authorized will be reserved for issuance under the terms of this financing arrangement.  The remainder of the shares will be available for general corporate purposes, including future financings, acquisitions and employee benefit plans.

The directors believe that it is in the best interests of the Company and its stockholders to authorize the additional shares of Common Stock.

Shareholder Approval

Approval of the amendment requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote on the matter.  For this purpose, broker non-votes are not considered to be voted in favor or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

ITEM III

OTHER BUSINESS

The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement.  As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board of Directors will be voted in accordance with the judgment of the person or persons voting the proxies, subject to rules of the Securities and Exchange Commission.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders of the Company intended to be presented at the Company’s next annual meeting of shareholders must be sent to the Secretary of the Company at the above address.  It is now anticipated that the next annual meeting will be held on June 22, 2006.  In order for any stockholder proposals to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to that meeting, the proposal must be submitted by January 5, 2006.  If the proposal is submitted after that date but before March 21, 2006, it will not be included in the Company’s Proxy Card but may be referred to in the Proxy Statement in accordance with rules of the Securities and Exchange Commission.  If the proposal is submitted after March 21, 2006, it will be considered untimely and not included in any of the Company’s proxy materials.

MICRO COMPONENT TECHNOLOGY, INC.

PROXY

ANNUAL STOCKHOLDERS’ MEETING

June 23, 2005

The undersigned stockholder of Micro Component Technology, Inc. (“MCT”), does hereby constitute and appoint Roger Gower, President and Chief Executive Officer, and Thomas Maun, Vice President and Chief Financial Officer, as his or her proxy, with full power of substitution, to attend the Annual Meeting of the Stockholders of MCT to be held at 3:30 p.m. on Thursday, June 23, 2005, at the Marquette Hotel, Minnesota Room, 3rd Floor, 710 Marquette Avenue, Minneapolis, Minnesota, or any continuation or adjournment thereof, with full power  to vote and act for the undersigned, in his or her name, and to vote all stock of MCT held by him or her, to the same extent and with the same effect as the undersigned, in the manner specified below.  The undersigned hereby revokes any other proxy previously given by him or her.

1.	ELECTION OF DIRECTORS:	☐	FOR all nominees listed below (except as specified to the contrary below).

		☐	AGAINST all nominees listed below.

Roger E. Gower, Donald J. Kramer, David M. Sugishita, Donald R. VanLuvanee, Patrick Verderico.

To withhold authority to vote for any individual nominee, write that nominee’s name here:

.

2.	To approve the Amendment to the Articles of Incorporation increasing the authorized shares from 40,000,000 to 55,000,000.

		☐	FOR

		☐	AGAINST

3.	In their discretion on any other matter that may properly come before the meeting or any adjournment or adjournments thereof.

Date:	, 2005.

Please date and sign above exactly as name appears at the left, indicating, where appropriate, official capacity. If stock is held in joint tenancy, each joint owner must sign.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR,
IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF
DIRECTORS AND FOR EACH PROPOSAL.  THIS PROXY IS SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS.

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